Exhibit 99.1

Contact:
Kaitlyn Brosco
ESPERION
corporateteam@esperion.com

ESPERION Reports First Quarter 2021 Financial Results and Provides Company Update

–    U.S. Product Revenue of $6.4 Million, Growing Demand Offset by Lower Net Price –
–    Prescriptions Grew 46% Sequentially; More Than 35,000 Patients now on NEXLETOL® (bempedoic acid) Tablets and NEXLIZET® (bempedoic acid and ezetimibe) Tablets –
–    Secured Major Medicare Part D Contract Covering Approximately 8.5 Million Lives –
–    Strengthened Balance Sheet with $80 Million from Expanded Daiichi Sankyo Agreement and Exercise of Third Tranche of the Oberland Capital Funding Agreement –

ANN ARBOR, Mich., May 4, 2021 (GLOBE NEWSWIRE) -- ESPERION (NASDAQ:ESPR), the lipid management company, today reported financial results for the first quarter ended March 31, 2021 and provided a business update.

“In the first quarter our team was focused on driving new prescription growth and executing on strategic initiatives that will enhance our ability to bring our medicines to as many patients as possible. This includes improving Medicare Part D coverage and positioning for NEXLETOL® and NEXLIZET®, as well as building our scientific, health economics and outcomes research platform, all while ensuring our landmark CLEAR cardiovascular outcomes trial remains on track for the second half of 2022," said Tim M. Mayleben, president and chief executive officer of ESPERION. "The first quarter was a challenging period, but we are encouraged by both our refined product positioning and data indicating that patients are returning to their physician offices, which together are expected to translate into accelerated prescription growth in the second half of the year. Our momentum has continued in the early days of the second quarter as we expanded key agreements with Daiichi Sankyo and Oberland Capital, adding $80 million in cash to the balance sheet while deepening our relationships with these committed and collaborative partners.”

2021 Key Accomplishments and Recent Highlights

•    Secured multi-year Medicare Part D agreement with one of the largest payers in the U.S. to place NEXLETOL® and NEXLIZET® on formulary, effective May 1, 2021
•    Daiichi Sankyo off to a strong start in Germany with 14,000 patients now taking NILEMDO® and NUSTENDI® at the end of first quarter 2021
•    Expanded commercialization agreement with partner Daiichi Sankyo to additional countries across Asia, Middle East and Latin America with a $30 million upfront and up to $175 million in future milestones
•    Exercised the third and final tranche of the Oberland Capital RIPA Agreement, bolstering the balance sheet with $50 million
•    Otsuka dosed first patient in Japanese Phase II clinical trial of bempedoic acid

First Quarter 2021 Financial Results

Total revenue for the first quarter ended March 31, 2021 was $8.0 million compared to $1.8 million for the first quarter of 2020. U.S. product revenue for the first quarter ended March 31, 2021 was $6.4 million, compared to $0.9 million for the comparable period in 2020. Royalty revenue for the first quarter ended March 31, 2021 was $0.6 million. The increase in total revenue was primarily due to NEXLETOL and NEXLIZET being available for sale during the entire first quarter of 2021. NEXLETOL and NEXLIZET became commercially available in the U.S. on March 30, 2020 and June 4, 2020, respectively.

Research and development expenses were $28.0 million for the first quarter of 2021, compared to $34.7 million for the comparable period in 2020. The decrease in expense during the first quarter was primarily attributable to a decline in manufacturing costs which were previously classified as research and development expense prior to FDA approval of NEXLETOL and NEXLIZET in the first quarter of 2020.

Selling, general and administrative expenses were $61.1 million for the first quarter of 2021, compared to $41.6 million for the comparable period in 2020. The increase in expense was primarily attributable to salaries and benefits from the build out of our customer-facing team and other costs to support the commercialization of NEXLETOL and NEXLIZET in the U.S, as well as a $13.3 million one-time charge associated with a legal settlement.

ESPERION had a net loss of $90.9 million for the first quarter of 2021, compared to a net loss of $78.2 million for the comparable period in 2020. ESPERION had a basic and diluted net loss per share of $3.50 for the first quarter of 2021, compared to $2.84 for the comparable period in 2020.

As of March 31, 2021, cash, cash equivalents and investment securities available-for-sale totaled $217.9 million compared with $305.0 million at December 31, 2020. This amount does not include the $30 million upfront payment resulting from the expanded Daiichi Sankyo collaboration partnership or the $50 million third and final tranche from Oberland Capital.

ESPERION ended the quarter with approximately 26.2 million shares of common stock outstanding, excluding the 2.0 million treasury shares to be purchased in the prepaid forward transaction as part of the convertible debt financing with another 4.7 million issuable upon exercise of stock options and vesting of restricted stock units.

2021 Financial Outlook

Esperion’s pro-forma cash balance as of March 31, 2021 was $297.9 million as a result of the $30 million upfront payment from Daiichi Sankyo and the $50 million payment from Oberland Capital to be received in May 2021.

Research and development expenses for the full year 2021 are expected to be $120 million to $130 million. Selling, general and administrative expenses for the full year 2021 are expected to be $200 million to $210 million.

ESPERION continues to expect full-year 2021 operating expenses to be approximately $320 million to $340 million, inclusive of $30 million of non-cash, stock-based compensation.

Conference Call and Webcast Information

ESPERION will host a conference call and webcast today, May 4, 2021 at 4:30 P.M. Eastern Time to provide a first quarter 2021 financial results and company update. The call can be accessed by dialing (877) 831-3840 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing the access code 6373518.

A live audio webcast can be accessed on the investors and media section of the ESPERION website at investor.esperion.com. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the ESPERION website for approximately 90 days.

CLEAR Cardiovascular Outcomes Trial

The effect of bempedoic acid on cardiovascular morbidity and mortality has not been determined. ESPERION initiated a global cardiovascular outcomes trial (CVOT) to assess the effects of bempedoic acid on the occurrence of major cardiovascular events in patients with, or at high risk for, cardiovascular disease (CVD) who are only able to tolerate less than the lowest approved daily starting dose of a statin and are considered "statin averse." The CVOT — known as CLEAR Cardiovascular Outcomes Trial — is an event-driven, global, randomized, double-blind, placebo-controlled study that completed enrollment in August 2019 of over 14,000 patients with hypercholesterolemia and high CVD risk at over 1,200 sites in 32 countries.

ESPERION Therapeutics

ESPERION is The Lipid Management Company. Our goal is lipid management for everybody, that’s why we work hard to make our medicines easy to get, easy to take and easy to have. We discover, develop and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs aren’t being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate and resourceful. We are singularly focused on managing cholesterol so you can improve your health easily. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

ESPERION Therapeutics’ Commitment to Patients with Hyperlipidemia

High levels of LDL-C can lead to a build-up of fat and cholesterol in and on artery walls (known as atherosclerosis), potentially leading to cardiovascular events, including heart attack and stroke. In the U.S., 96 million people, or more than 37 percent of the adult population, have elevated LDL-C. There are approximately 18 million people in the U.S. living with elevated levels of LDL-C despite taking maximally tolerated lipid-modifying therapy — including individuals considered statin averse — leaving them at high risk for cardiovascular events1. In the United States, more than 50 percent of atherosclerotic cardiovascular disease (ASCVD) patients and heterozygous familial hypercholesterolemia (HeFH) patients who are not able to reach their guideline recommended LDL-C levels with statins alone need less than a 40 percent reduction to reach their LDL-C threshold goal2.

ESPERION's mission as the Lipid Management Company is to deliver oral, once-daily medicines that complement existing oral drugs to provide the additional LDL-C lowering that these patients need.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the global clinical development and commercialization plans for bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet, including ESPERION's timing, designs, plans for announcement of results regarding its CLEAR Outcomes study and other ongoing clinical studies for bempedoic acid tablet and the bempedoic acid / ezetimibe combination fixed dose tablet, timing for the review and approval of expanded indications for their effect on cardiovascular events, ESPERION's expectations for the market for medicines to lower LDL-C, including the prospects for success of the commercial launch and market adoption of bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet in the United States and European Union, the development of ESPERION’s in-licensed pre-clinical oral PCSK9 inhibitor program, and ESPERION’s financial outlook, including expectations for future revenues from its product sales, partnership collaborations and other sources. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause ESPERION's actual results to differ significantly from those projected, including, without limitation, delays or failures in ESPERION’s clinical development and the commercialization plans of both ESPERION and Daiichi Sankyo group, failure to obtain the approval of bempedoic acid or the bempedoic acid / ezetimibe combination tablet or expanded indications in countries outside of the U.S., or approval of expanded indications, that existing cash resources may be used more quickly than anticipated, that Otsuka and Daiichi Sankyo are able to successfully commercialize its products, the impact of COVID-19 on our business, clinical activities, supply chain, commercial development and launch plans, and the risks detailed in ESPERION's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and ESPERION disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

References

(1)ESPERION market research on file: research project interviewing 350 physicians. ESPERION Therapeutics, Inc. Sept-Oct 2018.
(2) Data on file: analysis of NHANES database. ESPERION Therapeutics, Inc. 2018.

ESPERION Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$217,939	$304,962
Working capital	174,682	251,827
Total assets	278,606	353,258
Revenue interest liability	180,956	176,604
Convertible notes, net of issuance costs	271,694	179,367
Common stock	26	26
Accumulated deficit	(928,204)	(838,817)
Total stockholders' deficit	(269,394)	(96,134)

ESPERION Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2021		2020
Revenues:
Product sales, net	$6,350		$858
Collaboration revenue	1,628		982
Total Revenues	7,978		1,840

Operating expenses:
Cost of goods sold	1,784		31
Research and development	27,954		34,702
Selling, general and administrative	61,064		41,553
Total operating expenses	90,802		76,286

Loss from operations	(82,824)	0	(74,446)

Interest expense	(8,125)		(4,171)
Other income, net	14		368
Net loss	$(90,935)		$(78,249)

Net loss per common share - basic and diluted	$(3.50)		$(2.84)

Weighted-average shares outstanding - basic and diluted	25,991,817		27,519,229